Petrolia Energy Corporation 8-K
Exhibit 99.1
PETROLIA ENERGY CORPORATION
FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Petrolia Energy Corporation
Houston, TX
We have audited the accompanying statements of revenues and direct operating expenses of SUDS Properties (the “Company”) for the years ended December 31, 2015 and 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the Revenues and Direct Operating Expenses of the Oil and Gas Properties purchased, as described in Note 1, for the years ended December 31, 2015 and 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2. The presentation is not intended to be a complete presentation of the properties described above.

/s/ MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas
August 8, 2017

SUDS Properties
Statements of Revenues and Direct Operating Expenses
 Years ended December 31, 2015 and 2014

	Year 2015	Year 2014
Oil & Gas Sales	$116,321	$164,608

Direct Operating Expenses
Lease Operating Expense	250,797	298,408
Production tax	7,060	11,850
Total Direct Operating Expenses	257,857	310,258

Excess of direct operating expenses over revenues	$(141,536)	(145,650)

The accompanying notes are an integral part of the statements of revenues and direct operating expenses

SUDS Properties
Notes to Statements of Revenues and Direct Operating Expenses
For the Years Ended December 31, 2015 and 2014
NOTE 1. THE PROPERTIES
SUDS Properties (“we”, “us”, and the “Company”) was formed for the purpose of oil and gas exploration, development, and production. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”).
Petrolia Energy Corporation (“Petrolia”) acquired a 90% working interest in the SUDS field located in Creek County, Oklahoma on September 28, 2016, in exchange for two notes for a combined value of $4,000,000 and 24,308,985 shares of common stock. Based on the then current market value of Petrolia’s common stock of $0.1799 per share, the price paid was $4,373,186. Concurrently with the purchase, Jovian agreed to assign to Petrolia all rights to be the operator of the SUDS unit under a standard operating agreement.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The statements of revenues and direct operating expenses have been derived from Jovian Petroleum Corporation’s “the Seller” historical financial records and is prepared on the accrual basis of accounting. Revenues and direct operating expenses as set forth in the accompanying statements include revenues from oil and gas production, net of royalties, and associated direct operating expenses related to the net revenue interest and net working interest, respectively. These revenues and expenses in the SUDS Properties represent Petrolia’s acquired interest. During the periods presented, the Properties were not accounted for or operated as a separate division of the Seller. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances. This statement varies from an income statement in that it does not show certain expenses, which were incurred in connection with the ownership of the Properties, such as general and administrative expenses, and income taxes. These costs were not separately allocated to the Properties in the Seller’s historical financial records and any pro forma allocation would be both timing consuming and expensive and would not be a reliable estimate of what these costs would actually have been had the Properties been operated historically as a stand-alone entity. In addition, these allocations, if made using the historical Seller general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Properties had they been assets of Petrolia, due to the greatly varying size, structure, and operations between Petrolia and the Seller. This statement does not include provisions for depreciation, depletion and amortization as such amounts would not be indicative of future costs and those costs which would be incurred by Petrolia upon allocation of purchase price. Accordingly, the financial statement and other information presented are not indicative of the financial condition or results of operations of the Properties going forward due to the changes in the business and the omission of various operating expenses.
For the same reason, primarily the lack of segregated or easily obtainable reliable data on asset values and related liabilities, a balance sheet is not presented for the Properties.
Management Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Oil and Gas Properties — The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on nonproducing leases, drilling, completing and equipping of oil and gas wells and administrative costs directly attributable to those activities and asset retirement costs.
Revenue Recognition — Revenues from the sale of crude oil, natural gas, and natural gas liquids are recognized when the product is delivered at a fixed or determinable price, title has transferred; collectability is reasonably assured and evidenced by a contract. The Company follows the sales method of accounting for its oil and natural gas revenue, so it recognizes revenue on all crude oil, natural gas, and natural gas liquids sold to purchasers, regardless of whether the sales are proportionate to its ownership in the property. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than the expected remaining proved reserves. The Company had no imbalance positions at December 31, 2015 and 2014. Charges for gathering and transportation are included in production expenses.

NOTE 3. COMMITMENTS AND CONTINGENCIES
The Company, as a lessee of oil and gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the Company for the cost of pollution clean-up resulting from operations and subject the Company to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area.  The Company is not aware of any environmental claims existing as of December 31, 2015 and 2014, which have not been provided for, or covered by insurance or which may have a material impact on its financial position or results of operations. There can be no assurance, however, that current regulatory requirements will not change, or past noncompliance with environmental laws will not be discovered on the Company’s properties.
Note 4 : Supplemental Oil and Gas Reserve Information (unaudited).

 MKM Engineering, an independent engineering firm, prepared the estimates of the proved reserves, future production, and income attributable to the leasehold interests as of December 31, 2015, their report only represents 10% working interest of the field. For purposes of this report, the working interest percentage was increased to 90%. The estimated proved net recoverable reserves presented below include only those quantities that were expected to be commercially recoverable at prices and costs in effect at the balance sheet dates under the then existing regulatory practices and with conventional equipment and operating methods. Proved Developed Reserves represent only those reserves estimated to be recovered through existing wells. Proved Undeveloped Reserves include those reserves that may be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure for recompletion or secondary recovery operations is required. All of the Company’s Proved Reserves are located onshore in the continental United States of America.

The previous owners of the SUDS field did not obtain reserve reports for December 31, 2014 and December 31, 2013. In order to provide reserve balances for those years, the December 31, 2015 ending balance was reduced by the respective production costs for the fiscal years 2014 and 2013.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider unproved reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is subjective and imprecise.

The following table reports estimates of 90% of the proved oil and gas reserves (net of royalty interests) for the Company and changes therein, for the periods indicated.

Proved Reserves.
Oil (Bbls)

December 31, 2013	1,367,581
Revisions of prior estimates	---
Purchases of reserves in place	---
Production	(2,264)
December 31, 2014	1,365,317
Revisions of prior estimates	---
Purchases of reserves in place	---
Production	(3,311)
December 31, 2015	1,362,006

Note 5: Standardized Measure of Discounted Future Net Cash Flows (unaudited)

The Standardized Measure related to proved oil and gas reserves is summarized below for the period ending December 31, 2015 only.  Future cash flow inflows, future expenditures, future income tax expense and future development costs were calculated at 90% only.  Future cash inflows were computed by applying a twelve month average of the first day of the month prices to estimated future production, less estimated future expenditures (based on year end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expense. Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows, less the tax basis of properties involved. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value or the present value of the Company.

Standardized Measure of Oil and Gas

December 31, 2015

Future cash inflows	$66,934,179
Future production costs	(15,428,844)
Future development costs	(270,000)
Future income taxes	---

Future net cash flows	51,235,335
Discount of future net cash flows at 10% per annum	(29,298,951)

Standardized measure of discounted future net cash flows	$21,936,384

The following table reports the changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the periods indicated.  The balances only represent 90% of the field’s discounted future net cash flows.

Changes in standardized measure of discounted future cash flows
	12/31/15	12/31/14

Beginning of year	$19,654,742	$17,122,586
Sales and transfers of oil & gas produced, net of production costs	141,536	145,650
Net changes in prices and production costs	---	---
Changes in estimated future development costs	---	---
Acquisitions of minerals in place, net of production costs	---	---
Revision of previous estimates	---	---
Change in discount	(2,423,178)	(2,677,806)
Change in production rate or other

End of year	$21,936,384	$19,654,742